Exhibit 10.2

June 27, 2024

Matthias Alder

RE: Separation and General Release Agreement

Dear Matthias:

This Separation and General Release Agreement (the “Agreement”) confirms the terms of the separation of your employment from Gain Therapeutics, Inc.  (the “Company”), including the severance benefits described below in section 2 that you will receive if you (a) sign and return this Agreement to the Company within 21 days following your receipt of this Agreement; (b) do not revoke your acceptance of this Agreement within 7 days after you execute it; and (c) comply with the other terms of this Agreement. By signing this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in sections 3 and 4.  Therefore, you are advised to consult with an attorney of your choice before signing this Agreement. If you choose not to sign and return this Agreement within 21 days or if you revoke your acceptance within 7 days after you execute it, you will not receive the severance benefits described in section 2.

1.Last Day of Employment.  Your last day of employment was June 25, 2024 (the “Separation Date”). You will receive payment for any unused, accrued vacation with your final paycheck.  Your active participation in any group health benefit plan or program in which you participated will end on the last calendar day of the month in which the Separation Date occurs, after which time you will be eligible for COBRA, if applicable, at your own expense, except to the extent provided in section 2 below. You are encouraged to apply for unemployment benefits.

2.Severance Benefits.  If you choose to sign and return this Agreement within the required time period, you do not revoke your acceptance within 7 days after you execute it and you abide by the other terms of this Agreement, the Company agrees to pay and provide you the following:

(i)

the amount of $525,000, which is equal to (12) months of your Base Salary (as defined in the Employment Agreement (as defined below)) in effect immediately prior to the Separation Date, which shall be payable in a single lump sum on the first regular payroll date after the Effective Date (defined below);

(ii)	if you timely elect COBRA coverage, the Company will pay your COBRA premiums for COBRA coverage for a period of twelve (12) months following the Separation Date (the “Severance Period”);
(iii)

all of your outstanding, unvested Company equity awards, as set forth on Exhibit A, will vest to the extent that such awards would have vested over the twelve (12) month period following the Separation Date had you remained continuously employed by the Company during such period;

(iv)

notwithstanding the terms of any grant agreements with respect to equity awards set forth on Exhibit A that are stock options, you shall have up to one hundred and eighty days (180) after the Separation Date to exercise such options (to the extent vested or are considered vested pursuant to the foregoing clause (iii) of this section 2); and

(v)

during the Severance Period, the Company will continue to pay the amount of any life insurance and long-term disability insurance premiums that the Company was paying on your behalf prior to the Separation Date.

You acknowledge that you are not otherwise entitled to these severance benefits or any other separation pay or benefits under the Amended and Restated Employment Agreement (“Employment Agreement”), dated as of September 20, 2022, between you and the Company or under any severance policy, plan, program, agreement or otherwise and that the Company would not agree to provide you with the foregoing severance benefits without your general release of claims and other promises in this Agreement.  You also agree that the foregoing severance benefits constitute good and valuable consideration for your general release of claims and other promises in this Agreement.

3.General Release of Claims   In exchange for the severance benefits set forth in section 2 above, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, and its past, present and future parent organizations, holding companies, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (all, the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign and return this Agreement.  This general release of claims includes, without limitation, any and all claims:

●	of discrimination, harassment, retaliation, or wrongful termination;
●	for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Maryland Fair Employment Practices Act, the Maryland Human Relations Law, the Medical Information Discrimination Law, the Maryland Equal Pay For Equal Work Law, the Maryland False Claims Act, the Maryland Parental Leave Act, the Virginians with Disabilities Act, the Virginia Human Rights Act, and the Virginia Equal Pay Act, in each case as such laws have been or may be amended;

●	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding any rights you have to COBRA coverage);
●	to any ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;
●	arising out of or relating to any promise, agreement, offer letter, contract, understanding, personnel policy or practice, or employee handbook;
●	relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and
●	any and all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, costs and disbursements.

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign and return this Agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed.  By signing and returning this Agreement, you expressly waive any right to assert that any such claim, demands, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign and return this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; your rights with respect to equity awards set forth on Exhibit A (to the extent such awards are vested or are considered vested pursuant to clause (iii) of section 2)), or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”).  This general release of claims also does not apply to, waive, affect, limit or interfere with your protected rights described in section 10 below.

4.Waiver of Claims under ADEA; Time to Consider/Revoke.  You acknowledge, understand and agree that the general release of claims in section 3 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign and return this Agreement.  As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

●	you are not waiving any rights or claims, including any rights under the ADEA, that may arise after the date that you sign this Agreement;
●	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;
●	you should fully consider this Agreement before signing it;
●	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
●	you have 21 days from the date you received this Agreement to consider whether or not you want to sign this Agreement. You also should understand that you may use as much or as little of the 21-day period as you wish before deciding whether or not to sign this Agreement;
●	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the severance benefits set forth in section 2 above, will automatically terminate;
●	at any time within 7 days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent by email to the Company within the 7-day period;
●	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;
●	if you exercise your right to revoke, this Agreement will not be enforceable; and
●	if you do not revoke your acceptance of this Agreement, this Agreement will be effective on the eighth day following the date that you sign this Agreement (the “Effective Date”).

5.No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement.  You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement. For the avoidance of doubt, nothing in this Agreement or any other agreement you may have signed for the benefit of the Company is intended to impair your preserved rights under whistleblower laws or cause you to disclose your participation in any governmental whistleblower program or proceeding.

6.Covenant not to Sue.  Except as provided in section 10 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

7.Non-Disparagement.  You agree that you will not at any time make any disparaging, derogatory, critical or negative statements concerning any of the following: the Company, its officers or directors, and its business, products and services, whether orally or in writing, whether anonymously or by attribution, and including on any social media platform such as X (formerly Twitter), Glassdoor, LinkedIn, etc.  Nothing in this section is intended to, and shall not, restrict or limit you from exercising your protected rights described in section 10 including your right to engage in section 7 protected activity under the National Labor Relations Act, government whistleblower programs and whistleblowing statutes or regulations, or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. The Company agrees to instruct its directors and named executive officers not to make any disparaging, derogatory, critical or negative statements concerning you, except: (i) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (ii) otherwise responding to or providing disclosures required by law, or (iii) in connection with any breach of  this Agreement by you. In response to inquiries directed to the appropriate Company human resources personnel, the Company will verify dates of employment and last position held.

8.Non-Disclosure Obligations. You acknowledge your obligation to keep confidential, and to not disclose or use (and agree to keep confidential and not disclose or use) any and all non-public information concerning the Company that you acquired during the course of your employment (such as non-public information about the Company’s business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your protected rights under section 10.  You also shall continue to be bound by any confidentiality or other restrictive covenants agreement that you may have signed during or in anticipation of your employment with the Company, including without limitation the Employment Agreement and the Employee Confidential Information and Inventions Assignment Agreement, dated as of September 20, 2022, between you and the Company (the “Confidentiality Agreement”).

9.Return of Company Documents and Other Property.  You confirm that you will immediately return to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company, as well as all equipment, keys, access cards, credit cards, cellphones, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that as of the Separation Date, you will not retain copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise).  If you are delayed in returning all Company property, the Company may delay the payment or provision of the severance benefits.  You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

10.Protected Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a)your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information; provided, however, if you bring a claim before the EEOC or similar local state agency, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement; or

(b)your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c)your right to enforce the terms of this Agreement or to exercise your rights relating to any other Excluded Claims; or

(d)your right to engage in protected activity under section 7 of the National Labor Relations Act.

11.No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

12.Miscellaneous.

(a)This Agreement, including the Employment Agreement and the Confidentiality Agreement referenced herein, contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement.  This Agreement may only be modified by a written document signed by you and an authorized officer of the Company. Nothing contained herein shall be deemed to override your obligations under the Employment Agreement and the Confidentiality Agreement that continue by their terms following the Separation Date, which obligations shall continue in full force.

(b)This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns.  This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives.  This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c)The provisions of this Agreement are severable.  If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d)The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e)The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f)Unemployment is a State program and the Company is not responsible for determining your eligibility for unemployment.  You may wish to contact the State to determine your eligibility for unemployment benefits.

13.Opportunity to Review. You represent and warrant that you:

●	have had sufficient opportunity to consider this Agreement;
●	have carefully read this Agreement and understand all of its terms;
●	are not incompetent and have not had a guardian, conservator or trustee appointed for you;
●	have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;
●	understand that you are responsible for your own attorneys’ fees and costs;
●	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;
●	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;
●	understand that you have been given 21 days to review this Agreement before signing this Agreement and understand that you are free to use as much or as little of such 21-day period as you wish or consider necessary before deciding to sign it; and
●	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

If you wish to accept this Agreement, you must sign, date and return this 7-page Agreement within 21 days.

Very truly yours,

GAIN THERAPEUTICS, INC.

By:	/s/ Khalid Islam
Name:	Khalid Islam, Ph.D.
Title:	Executive Chairman

Agreed and accepted on 27th day of June 2024

/s/ Matthias Alder
Matthias Alder

Exhibit A